Exhibit 99.1

Total System Services, Inc. One TSYS Way P.O. Box 2567 Columbus, GA 31902-2567	+1.706.649.2307 +1.706.649.5740 www.tsys.com

For immediate release:

Contacts:

Cyle Mims TSYS Media Relations +1.706.644.3110 cylemims@tsys.com	Shawn Roberts TSYS Investor Relations +1.706.644.6081 shawnroberts@tsys.com

TSYS Completes Acquisition of NetSpend

COLUMBUS, Georgia, and AUSTIN, Texas, July 1, 2013 — TSYS (NYSE: TSS) and NetSpend Holdings, Inc. (NASDAQ: NTSP) announced today that TSYS has completed its acquisition of NetSpend. NetSpend is now a wholly owned TSYS subsidiary and TSYS’ fourth operating segment focusing on direct to consumer products and services. NetSpend will continue to be led by chief executive officer Dan Henry and president Chuck Harris. The segment will report directly to Troy Woods, president and chief operating officer of TSYS.

Headquartered in Austin, Texas, NetSpend is a leading provider of general purpose reloadable (GPR) prepaid debit cards, PayCards and related financial services to the estimated 68 million underbanked consumers in the United States who do not have a traditional bank account or who rely on alternative financial services.

“This is a transformational day for everyone at TSYS and NetSpend, as this deal brings together two companies with a shared vision and purpose that focuses on meeting the needs of people. It also takes TSYS closer to the consumer than we have ever been before,” said Philip W. Tomlinson, chairman and chief executive officer of TSYS. “Our strategy has been, and continues to be, to further expand our role in the payments value chain and bring more innovative solutions to market. The acquisition of NetSpend is further evidence that we are moving forward in that direction, and have strengthened our foothold in the rapidly growing prepaid industry.”

“This is a truly amazing time at NetSpend, and we are ready to get to work,” said Dan Henry, chief executive officer of NetSpend. “Being able to tap into the strength and resources of TSYS and combine them with the unique product set and fast growing business of NetSpend will enable us to better serve the underbanked market, which is our focus and our passion.”

NetSpend previously operated as a publicly traded company. NetSpend common stock ceased trading on NASDAQ prior to the opening of trading on Monday, July 1, 2013, and will be delisted. Under the terms of the definitive merger agreement between the parties, NetSpend stockholders are entitled to receive $16.00 per share in cash for each share of NetSpend common stock that they hold. Letters of transmittal allowing NetSpend stockholders of record to deliver their shares to the paying agent in

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exchange for payment of the merger consideration will be distributed shortly after the closing. Stockholders of record should be in receipt of the letter of transmittal before surrendering their shares. Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, as such conversions will be handled by the bank or broker.

Additional details of the acquisition, as well as revised 2013 guidance for TSYS, will be discussed on the company’s second-quarter analyst call on July 23, 2013.

About NetSpend

NetSpend is a leading provider of general-purpose reloadable prepaid debit cards and related financial services to the estimated 68 million underbanked consumers in the United States who do not have a traditional bank account or who rely on alternative financial services. The Company’s mission is to develop products and services that empower underbanked consumers with the convenience, security and freedom to be self-banked. Please visit http://www.netspend.com for more information.

About TSYS

At TSYS, (NYSE: TSS), we believe payments should revolve around people — not the other way around. We call this belief “People-Centered PaymentsSM.” By putting people at the center of every decision we make, with unmatched customer service and industry insight, TSYS is able to support financial institutions, businesses and governments in more than 80 countries. Offering merchant payment-acceptance solutions as well as services in credit, debit, prepaid, mobile, chip, healthcare and more, we make it possible for those in the global marketplace to conduct safe and secure electronic transactions with trust and convenience.

TSYS’ headquarters are located in Columbus, Georgia, with local offices spread across the Americas, EMEA and Asia-Pacific. TSYS provides services to more than half of the top 20 international banks, and has been named one of the 2013 World’s Most Ethical Companies by Ethisphere magazine. TSYS routinely posts all important information on its website, for more please visit us at www.tsys.com.

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2013